Exhibit 10.52

May 20, 2020

Edouard Tavernier
c/o IHS Markit Ltd.
4th Floor Ropemaker Place
London
EC2Y9LY
United Kingdom

Subject: Amended and Restated Terms of Employment

Dear Edouard:

This letter agreement is intended to set forth the terms of your continued employment by IHS Global Limited (the “Company”) as Executive Vice President, Head of Transportation of IHS Markit Ltd. (“IHS Markit”), an affiliate of the Company. The terms of this letter agreement are effective as of December 1, 2019 (the “Effective Date”). Your hire date is set forth on Exhibit A. You are recognised as having continuous service with the Company from 6th January 2009.

1.Duties and Responsibilities

Your position reports to the person set forth on Exhibit A. Your principal work location is also set forth on Exhibit A. You will continue to devote your attention and time during working hours to the affairs and business of the Affiliated Group (as defined below) and use your best efforts to perform such duties and responsibilities as shall be reasonably assigned to you by the person set forth on Exhibit A and are consistent with your position. In addition, you agree to serve, without additional compensation, as an officer and director for any member of the Affiliated Group and shall comply with duties as a director in relation to those appointments. For purposes of this letter agreement, the term “Affiliated Group” means IHS Markit and any corporation, partnership, joint venture, limited liability company or other entity in which IHS Markit has a 50% or greater direct or indirect interest, or otherwise controls and consolidates in its consolidated financial statements. Except for those boards or committees set forth on Exhibit A, you may not serve on corporate, civic or charitable boards or committees without the prior written consent of an authorized representative of IHS Markit.

2.Compensation and Benefits

Your compensation and benefits are as set forth below and in Exhibit A.

a.Annual Base Salary: You will receive an annual base salary of the amount set forth on Exhibit A subject to deductions required by law, payable in monthly instalments in arrears directly into your bank account in accordance with the payroll procedures of the Company (or the member of the Affiliated Group that pays your base salary) in effect from time to time. You will comply with the Company's normal hours of work and will also work such additional hours without extra remuneration as may be necessary for the proper performance of your duties. You agree that the nature of your position is such that you are a managing executive and/or a person with autonomous decision-taking powers for the purposes of Regulation 20 of the Working Time Regulations 1998 (the “Regulations”) and the duration of your working time is not measured or predetermined or can be determined by you. As such, the exemptions in Regulation 20 of the Regulations apply to your employment. Your base salary includes compensation for all time worked, as well as appropriate consideration for any time off pursuant to IHS Markit's personal time off policy, as provided in Section 2(d). Your base salary will be considered for upward adjustment in succeeding years as part of IHS Markit's annual salary adjustment process.

b.Annual Cash Incentive Compensation: You are eligible to participate in IHS Markit's annual incentive program for similarly situated executives of IHS Markit, as amended or otherwise modified from time to time by the Human Resources Committee (“HR Committee”) of IHS Markit's Board of Directors (the “Board”), on the terms set forth on Exhibit A. Except as provided in this paragraph and in Section 3, to qualify for a payment under the annual incentive program, you must remain continuously and actively employed by the Company, without having tendered a notice of resignation, through the date of payment, in accordance with the terms and conditions of such program. The annual incentive payment shall be made within ninety (90) days following the year for which such incentive is earned. The terms and conditions of the annual incentive program for any given performance period, including any performance measures and targets, will be approved at the discretion of the HR Committee. The Company may deduct from your Annual Base Salary, Annual Cash Incentive, or any other sums owed to you, any money owed to the Company by you.

c.Annual Long-Term Incentive Compensation: You are eligible to participate in IHS Markit's annual incentive program for similarly situated executives of IHS Markit, as amended or otherwise modified from time to time by the HR Committee of the Board. Long-term incentive awards are discretionary and are governed by terms and conditions approved by the HR Committee, as set forth in the applicable award agreement and in the IHS Markit Ltd. 2014 Equity Incentive Award Plan (or other plan under which the long-term incentive award is granted, collectively or individually, as amended from time to time, the “LTI Plan”).

d.Personal Time Off: You will be eligible for participation in IHS Markit's personal time off policy, as may be amended from time to time.

e.Benefit Programs: During your employment, you and your eligible family members will continue to have the opportunity to participate in the employee benefit plans, policies and programs provided by the Company or another applicable member of the Affiliated Group, on such terms and conditions as are generally provided to similarly situated executives of IHS Markit and subject at all times to the eligibility requirements and rules of the relevant plans. These may include retirement, savings, medical, life, disability and other insurance programs, as well as an array of work/life effectiveness policies and programs. Please be aware that nothing in this letter agreement shall limit the sponsor's ability to change, modify, cancel or amend any such plans, policies and programs

f.Sickness Pay and Condition: If you are absent from work for any reason you must notify your manager as soon as possible on the first day of absence. A doctor's certificate must be obtained for any period of incapacity due to sickness or injury of more than seven days (including weekends) and a further certificate in respect of any further period of incapacity of seven days. In all cases self-certification must be completed in the absence management system or scanned copy to HR Services on your return to work. Your qualifying days for statutory sick pay purposes are Monday to Friday. Any salary paid in excess of statutory sick pay entitlement is at the Company's absolute discretion and may be terminated by the Company at any time. Full particulars of the sickness procedure are set out in the Sickness Absence Policy. If you are frequently absent, or if you are absent for a long period we may apply to your GP for a report on your medical condition and fitness for work. You may also be required to undergo a medical examination by an Occupational Health practitioner nominated by the Company. You hereby consent to the Company having access to any reports supplied or prepared regarding your fitness for work, subject to your rights under the Access to Medical Records Act 1988.

3.Termination of Employment

In the event that your employment with IHS Markit terminates for any reason, the terms of this letter agreement will exclusively govern the terms under which you may be eligible to receive severance and/or other separation benefits from IHS Markit.

a.Notice. The Company may terminate your employment at any time by giving you six months' prior notice in writing. You may terminate your employment with the Company by giving the Company six months' prior written notice, which the Company may waive in whole or in part. You agree that the Company may, at its absolute discretion, require you to comply with any or all of the following provisions during any period of notice (whether given by you or by the Company), provided always that the Company will continue to pay your salary and contractual benefits:

i.not to enter or attend the premises of IHS Markit or any member of the Affiliated Group;

ii.not to contact or have any communication with clients, employees, customers, agents or representatives of IHS Markit or any member of the Affiliated Group;

iii.not to undertake all or any of your duties hereunder;

iv.to immediately resign from any directorship which you hold in any member of the Affiliated Group and any trade and other organizations in which you serve as a representative of IHS Markit or any member of the Affiliated Group; and

v.Take any period of accrued but unused holiday entitlement.

The Company may at its sole and absolute discretion terminate your employment at any time by making a payment in lieu of notice to you of the equivalent of your Basic Salary only for your notice period in which case your employment shall come to an end with immediate effect at the earlier of the Company informing you that payment in lieu of notice is being given or the Company making the payment in lieu of notice.

The Company reserves the right to terminate your employment for Cause (as defined below). For these purposes, any breach of the Company's compliance policies and processes or other regulatory rules applicable to the Company will result in disciplinary action up to and including dismissal without notice. The Company may, also, at any time in its absolute discretion suspend you on full pay and contractual benefits from the performance of some or all of your duties under this agreement for such periods as the Company in its absolute discretion may decide for the purposes of investigating any allegation of misconduct or negligence against you.

b.If your employment is terminated by the Company for Cause or if you resign without Good Reason (as defined below), you will be entitled to receive: any earned but unpaid base salary or other amounts (including reimbursable expenses and any vested amounts or benefits owing under or in accordance with applicable employee benefit plans, policies and programs, including retirement plans and programs) accrued or owing through the Termination Date (as defined below) subject to such deductions as my be required by law (the “Accrued Benefits”) and neither the Company nor any other member of the Affiliated Group will have any further obligation to you, other than for any payments or benefits required to be made or provided under applicable law.

c.If your employment is terminated by the Company without Cause or by you for Good Reason, you will receive the following payments and benefits:

i.the Accrued Benefits;

ii.severance comprised of (A) an amount equal to one times the sum of your annual base salary and target annual cash incentive opportunity, payable in twelve (12) equal monthly instalments; and (B) the portion of your annual cash incentive for the fiscal year of termination that is tied to the achievement of IHS Markit's performance objectives for such fiscal year, based on IHS Markit's actual achievement of such performance objectives for the full fiscal year, prorated for the number of days that have elapsed during such fiscal year prior to the Termination Date, which will be paid following the close of the fiscal year of termination at such time as the annual cash incentive for such fiscal year is paid to IHS Markit's then current senior executives, subject to such deductions as may be required by law;

iii.continued participation in the medical, dental and vision plans of the Company or another applicable member of the Affiliated Group (or if you are ineligible to continue to participate under the terms thereof, in substitute arrangements adopted by the Company, with the effect of providing benefits of substantially comparable value) for the twelve (12) month period following the Termination Date; and

iv.vesting of (A) any unvested options, restricted share units and other time-based equity awards granted to you on or after February 1, 2020 and held by you on the Termination Date, prorated for the number of days that have elapsed during the vesting period prior to the Termination Date, (B) any unvested performance-based equity awards granted to you on or after February 1, 2020 and then held by you, based on IHS Markit's actual achievement of the applicable performance objectives for the full performance period, prorated for the number of days that have elapsed during such performance period prior to the Termination Date. Any vested options, or options vested pursuant to this Section 3, will remain exercisable for the earlier of one year following the Termination Date or the expiration date of such option, subject to your compliance with Section 5.

d.If your employment is terminated on account of your death or Permanent Disability (as defined below), you will receive the following payments and benefits:

i.the Accrued Benefits;

ii.continued participation in the medical, dental and vision plans of the Company or another applicable member of the Affiliated Group (or if you are ineligible to continue to participate under the terms thereof, in substitute arrangements adopted by the Company, with the effect of providing benefits of substantially comparable value) for the twelve (12) month period following the Termination Date (applicable to your family in the event of your death); and

iii.any unvested options, restricted share units and other time-based equity awards then held by you will fully vest, and any unvested performance-based equity awards then held by you will fully vest, based on IHS Markit's actual achievement of the applicable performance objectives for the full performance period. Any options will remain exercisable for the earlier of one year following the date of your death or Permanent Disability or the expiration date of such option, subject to your compliance with Section 5, if applicable.

e.If there is a Change in Control (as defined in the LTI Plan) after the Effective Date of this Agreement and, within eighteen (18) months of such Change in Control, your employment is terminated by the Company without Cause or you terminate your employment for Good Reason, you will receive the following payments and benefits:

i.the Accrued Benefits;

ii.severance comprised of (A) an amount equal to two times the sum of your annual base salary and target annual cash incentive opportunity, payable in twelve (12) equal monthly instalments; and (B) your target cash incentive for the fiscal year of termination prorated for the number of days that have elapsed during such fiscal year prior to the Termination Date;

iii.continued participation in the medical, dental and vision plans of the Company or its successor or another applicable member of the Affiliated Group (or if you are ineligible to continue to participate under the terms thereof, in substitute arrangements adopted by the Company or its successor, with the effect of providing benefits of substantially comparable value) for the twenty-four (24) month period following the Termination Date; and

iv.vesting of (A) any unvested options, restricted share units and other time-based equity awards granted to you on or after February 1, 2020 and then held by you (and each such option will remain exercisable for the earlier of one year following the Termination Date or the expiration date of such option, subject to your compliance with Section 5) and (B) any unvested performance- based equity awards granted to you on or after February 1, 2002 and then held by you shall be deemed to have the equivalent nature and share value at “target” level.

f.You will be eligible for benefits under any retirement policy, if any, then in place for similarly situated executives of the Company if your employment is terminated on account of your retirement (as defined in the applicable policy).

g.If at any time you breach your obligations under Section 5 of this letter agreement, as determined by the Board or HR Committee in good faith, from and after the date of such breach, you shall no longer be entitled to, and the Company shall no longer be obligated to pay, any payments and benefits set forth in Sections 3(c) and 3(e), as applicable (the “Termination Payments”), including the vesting, continued exercisability and settlement of the Equity Awards (as defined below), other than the Accrued Benefits. For the avoidance of doubt, nothing contained herein shall in any way limit any right or remedy otherwise available to the Company. For purposes of this letter agreement, “Equity Awards” shall mean any equity awards that vest or for which the exercisability period is extended in accordance with Sections 3(c)(iv) and 3(e)(iv) of this letter agreement.

h.Upon the termination of your employment for any reason, you shall immediately resign, as of your Termination Date, from all positions that you then hold with any member of the Affiliated Group and any trade and other organizations in which you serve as a representative of IHS Markit. You hereby agree to execute any and all documentation to effectuate such resignations upon request by the Company, but you shall be treated for all purposes as having so resigned upon the Termination Date, regardless of when or whether you execute any such documentation.

i.During the term of this letter agreement, and, subject to any other business obligations that you may have, for the three year period following the Termination Date, you agree to assist the Affiliated Group in the investigation and/or defense of any claims or potential claims that may be made or threatened to be made against any member of the Affiliated Group, including any of their officers or directors (a “Proceeding”), and will assist the Affiliated Group in connection with any claims that may be made by any member of the Affiliated Group in any Proceeding. Unless precluded by law, you agree to promptly inform the Company if you are asked to participate in any Proceeding or to assist in any investigation of any member of the Affiliated Group. In addition, you agree to provide such services as are reasonably requested by the Company or IHS Markit to assist any successor to you in the transition of duties and responsibilities to such successor. Following the receipt of reasonable documentation, the Company agrees to reimburse you for all of your reasonable out-of-pocket expenses associated with such assistance. Your request for any reimbursement, including reasonable documentation, must be submitted as soon as practicable and otherwise consistent with Company policy. In any event, your request for a reimbursement, including reasonable documentation, must be submitted by the October 31st of the year following the year in which the expense is incurred. The Company will generally reimburse such expenses within 60 days of the date they are submitted, but in no event will they be reimbursed later than the December 31st of the year following the year in which the expense is incurred. Nothing in this section is intended to force you to participate in any matter or cooperate in any manner to the extent adverse to your individual legal interests, as reasonably determined by independent counsel.

j.Definitions

i.“Cause” means the occurrence of any of the following: (A) willful malfeasance, willful misconduct or gross negligence by you in connection with your duties, (B) continuing refusal by you to perform your duties under any lawful direction of the person set forth on Exhibit A after written or electronic notice of any such refusal to perform such duties or direction was given to you, (C) any willful and material breach of fiduciary duty owing to any member of the Affiliated Group by you, (D) your indictment of, or plea of guilty or nolo contendere to, a felony (or the equivalent of a felony in a jurisdiction other than the United States) or any other crime resulting in pecuniary loss or reputational harm to any member of the Affiliated Group (including theft, embezzlement or fraud) or involving moral turpitude, (E) your inability to perform the duties of your job as a result of on-duty intoxication or confirmed positive illegal drug test result, (F) your material breach of this letter agreement or any other agreement with the Company or any member of the Affiliated Group; or (G) your material breach of any policies (including sexual harassment policies) of the Company or any member of the Affiliated Group. For purposes of this provision, no act or failure to act on your part shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interest of the Company, IHS Markit or the applicable member of the Affiliated Group.

ii.“Good Reason” means the occurrence of any of the following:

(A) the material diminution of your position (including titles, reporting relationships and compensation opportunity compared to similarly situated executives at the Company), duties or responsibilities, excluding immaterial actions not taken in bad faith; (B) the breach by the Company or other applicable member of the Affiliated Group of any of its material obligations under this letter agreement, excluding immaterial actions (or failures of action) not taken (or omitted to be taken) in bad faith; or (C) the Company's relocation of your principal location of work by more than 50 miles (other than any relocation recommended or consented to by you); it being understood, however, that you may be required to travel on business to other locations as may be required or desirable in connection with the performance of your duties as specified in this letter agreement. Notwithstanding the foregoing, none of the events in clauses (A) through (C) above shall constitute Good Reason for purposes of this letter agreement unless (x) you provide the Company with a written notice specifying the circumstances alleged to constitute Good Reason within 90 days after you become aware of the first occurrence of such circumstances, (y) the Company or other member of the Affiliated Group fails to cure such circumstances in all material respects within 30 days following delivery to the Company of such notice and (z) your Termination Date occurs within 30 days following the expiration of the foregoing cure period, unless another Termination Date is mutually agreed to between you and the Company, which such Termination Date shall not be later than 6 months following the date you provided written notice to the Company.

i.“Permanent Disability” will be deemed to occur when it is determined (by the disability carrier of the Company or another applicable member of the Affiliated Group for the primary long• term disability plan or program applicable to you because of your employment with the Company) that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

ii.“Termination Date” means the effective date of your termination of employment. In the event of your death or Permanent Disability prior to the date your employment would otherwise terminate hereunder, the “Termination Date” will be the effective date of termination of your employment by reason of death or Permanent Disability.

4.Release and Timing of Payments and Benefits

Any payment or benefit that you are eligible to receive under Section 3, as applicable, other than any Accrued Benefits, will be contingent on your execution of a release in a form reasonably acceptable to IHS Markit within 45 days of the date of your separation from service and non-revocation of such release. If you fail to execute such a release, or if you revoke such a release, within such 45-day period, you will not be eligible to receive any payment or benefit under Section 3. If you execute such a release within such 45-day period and do not revoke such release, then the applicable payment shall commence on the first possible payroll following the 65th day of your separation from service and, except as otherwise set forth in Section 3, the applicable vesting benefits set forth under Section 3, shall occur on the 15th day of the month following the 65th day of your separation following the execution of such release; provided that any payments under this letter agreement that could be paid during a period that begins in one taxable year and ends in a subsequent taxable year shall be paid in the subsequent taxable year. The payments or benefits you are eligible to receive under Section 3 are in lieu of any termination payments or benefits which you might otherwise be eligible to receive under any standard severance plan, policy or program maintained by any member of the Affiliated Group or under applicable law.

5.Restrictive Covenants

a.In this Section, the following terms have the following meanings:

“Customer” means any person, firm, Company or entity which is or was a customer of, or in the habit of dealing with, the Company or any member of the Affiliated Group at any time during the 12 months prior to the Termination Date and with which you were materially concerned or had personal contact at any time during the said period of 12 months;

“Key Employee” means any person who immediately prior to the Termination Date was an employee, director, officer, agent, consultant or associate of the Company or any member of the Affiliated Group who was likely to be (i) in possession of confidential information belonging to the Company or any member of the Affiliated Group, or (ii) able to influence the customer relationships or trade connections of the Company or any member of the Affiliated Group and with whom you worked closely or for whom you had managerial responsibility at any time during the period of 12 months prior to the Termination Date;

“Services” means those products and services which are competitive with those supplied by the Company or any member of the Affiliated Group in the 12 months prior to the Termination Date and with the supply of which you were materially concerned or had access to confidential information belonging to the Company or any member of the Affiliated Group at any time during the said period of 12 months;

“Prohibited Area” means the area constituting the market of the Company and any member of the Affiliated Group for Services in the period of 12 months prior to the Termination Date and with which area you were materially concerned at any time during the said period of 12 months;

“Prospective Customer” means any person, firm, Company or entity who was negotiating with the Company or any member of the Affiliated Group for the supply of Services and with which you were materially concerned or had personal contact during the 12 months prior to the Termination Date.

b.You are likely to obtain trade secrets, confidential information and personal knowledge of and influence over customers and employees of the Company and of the Affiliated Group during the course of your employment. You agree that the Company (and each member of the Affiliated Group) has a legitimate interest in protecting these interests and in order to do so, you agree (and acknowledge that having had the opportunity to take legal advice, it is reasonable for you to agree) that you shall not during your employment by the Company and for the following periods after the Termination Date for whatever reason directly or indirectly, either alone or jointly with or on behalf of any third party and whether on your own account or as principal, partner, shareholder, director, employee, consultant or in any other capacity whatsoever:

i.For 12 months following the Termination Date (“Restricted Period”) in the Prohibited Area and in competition with the Company or any member of the Affiliated Group engage, assist, provide services to or be interested in (whether as an employee, consultant, director, advisor or otherwise) any undertaking which provides, is about to provide or which it is anticipated will provide Services.

ii.For the Restricted Period, in competition with the Company or any member of the Affiliated Group, solicit the employment or engagement of any Key Employee (whether or not such person would breach their contract of employment or engagement by reason of leaving the service of the business in which they work); and
iii.For the Restricted Period:

1.solicit or canvass the business of, any Customer (or Prospective Customer);

2.endeavour to entice away from the Company or any member of the Affiliated Group the business of any Customer (or Prospective Customer);

3.interfere with the Company's or any member of the Affiliated Group’s relationship with any Customer (or Prospective Customer); or

4.deal with or otherwise accept the custom of any Customer (or Prospective Customer).

iv.In perpetuity following the Termination Date, make negative comments or otherwise disparage the Company or any member of the Affiliated Group or any of their respective officers, directors, employees, shareholders, agents, services or products, in any manner likely to be harmful to them or their business, business reputation or personal reputation. For the purposes of this section 5(b)(iv), disparagement does not include (i) compliance with legal process or subpoenas to the extent only truthful statements are rendered in such compliance attempt; (ii) statements made in response to an inquiry from a court or regulatory body, or (iii) any protected disclosure under section 43A of the Employment Rights Act 1996, provided that in the case of any of (i) or (ii), subject to applicable law, you give the Company advance written notice of the comment or other communication and afford the Company an opportunity to seek a protective order.

c.The length of the Restricted Period will be reduced by one day for each day during any period of notice (whether given by you or by the Company) that you adhere to a direction given by the Company to comply with the provisions of section 3(a)(i)-(iv).

d.The provisions of this clause will not prevent you from being a passive owner of not more than 2 per cent. of the outstanding stock of any class of company or corporation that is publicly quoted or listed, so long as you have no active participation in the business of such company or corporation

e.Although you acknowledge and agree that the restrictions herein are reasonable, to the extent that any part of this Section 5 may be invalid, illegal or unenforceable for any reason, it is intended that such part shall be enforceable to the maximum extent that a court of competent jurisdiction shall determine that such part, if more limited in scope, would have been enforceable, and such part shall be deemed to have been so written and the remaining parts shall as written be effective and enforceable in all events. In the event of any conflict between the restrictive covenants in this Section 5 and those contained in any other agreement to which you are subject, the restrictive covenants in this Section 5 shall govern. Any Confidentiality and/or Innovation Agreement previously executed by you shall remain in full force and effect.

6.Annual leave and public bank holidays

a.Your holiday year begins on 1st April and ends on 31st March each year. You will receive a paid annual leave entitlement of 25 working days during a complete holiday year (pro-rata for part-time employees). In your first holiday year your annual leave entitlement will be proportionate to the amount of time left in the holiday year (calculated as 1/12th of the annual entitlement for each completed month of service during that holiday year). The holiday dates chosen must be taken during the holiday year to which the entitlement relates, and untaken holiday cannot be carried forward. No payment is made in respect of holidays not taken.

b.In addition to the annual holiday entitlement, you are entitled to the normal UK Public and Bank holidays each year with pay, or alternative days as decided by the Company. In the event of you being required to work any of the above public/bank holidays, in addition to the normal day's pay, you will be given one day off in lieu (to be taken at a mutually convenient date), at the Company's discretion.

c.In the event of termination of employment your entitlement to annual leave will be calculated as 1/12th of the annual entitlement for each completed month of service during that holiday year and any annual leave accrued but not taken will be paid for. However, in the event of you having taken annual leave in the current holiday year, which has not been accrued pro- rata, then the appropriate payments will be deducted from your final salary. The Company will adjust your final salary payment accordingly using a divisor of

1/260th of Basic Salary for full• time employees (pro-rated for part-time employees) to derive one day's pay.

d.Conditions relating to the taking of annual leave are shown in the relevant policies to which you should refer.

7.Confidentiality

In the ordinary course of your employment you will be exposed to information about the business of the Company, the Affiliated Group and its (or their) clients and customers, which is confidential or is commercially sensitive and which may not be readily available to competitors or the general public and which if disclosed would be liable to cause harm to the Company (or to a member of the Affiliated Group), including Confidential Information. You must not, whether during or after your employment, except as expressly authorised by the Company in writing, reveal to any person, firm, or organisation or otherwise make use of any Confidential Information, which includes, but is not limited to, any trade secret, information of a private, secret or confidential nature, confidential operations, processes, dealings or any information (other than within the public domain) concerning the business finances or affairs of the Company, any member of the Affiliated Group or any of their respective customers, clients or suppliers (including but not limited to terms of contracts or arrangements, price lists or pricing structures, existing or potential projects, manner and methods of conducting business [historical, current and future], lists of accounts or account information regarding customers, clients or suppliers, disputes, business development and/or marketing programmes and plans including proposals relating to the acquisition or disposal of a company or business or any part thereof or to any proposed expansion or contraction of activities, employees or officers, source code and computer systems, software, financial plans, information and results [save to the extent that these are included in published audited accounts], targets and statistics, designs, formulae, prototypes, research and development activities, technology, company strategy, risk models, algorithms, know how, models, any document marked ‘Confidential’ [or with a similar expression] or any information which you have been told is confidential or which you might reasonably expect the Company would regard as confidential, or any information which has been given to the Company or a member of the Affiliated Group in confidence by suppliers or other persons) which may come to your knowledge during your employment, whether or not the same is committed to in writing.

Nothing in this clause will prevent you from disclosing information to comply with a Court Order or performing any statutory obligation on you to do so. This clause is not intended to prevent you from making a “protected disclosure “ for the purposes of the Employment Rights Act 1996. It is considered a condition of your employment to ensure that the Company's policy of maintaining the strictest confidentiality of your own personal compensation, both in the programmes in which you participate and the remuneration you personally receive, is adhered to by you at all times. Save where permitted by law, the Company will not tolerate any breach of privacy and confidentiality in this regard.

8.Intellectual Property

You agree that you will promptly disclose to the Company any idea, invention, patent application, patent utility model application or utility model, design, copyright or other intellectual property (“Intellectual Property”) which is relevant to (or capable of use in) the business of the Company or any member of the Affiliated Group now or in the future made by you during your employment (whether or not in the course of your duties). You acknowledge that, subject to your rights in relation to inventions or patents (including patent applications), as provided by sections 39 to 41 of the Patents Act 1977 which are unaffected hereby, all Intellectual Property will, on creation, vest in and be the exclusive property of the Company and if they do not do so you shall assign them to the Company (upon its request and at its cost). You hereby irrevocably waive any “Moral Rights” which you may have in any such ideas, inventions or works under Chapter IV of Part I of the Copyright, Designs and Patents Act 1988. You hereby irrevocably appoint the Company to act on your behalf for the purposes of executing and filing any document, including applications to obtain registered intellectual property rights and doing anything in your name and with your consent for the purpose of giving the Company (or its nominee) the full benefit of this clause or the Company' s entitlement under statute.

9.Code of Conduct & Other Mandatory Training

As a condition of your continued employment by the Company under the terms of this letter agreement, you must read, understand and abide by all applicable compliance policies found on the IRS Markit compliance website, as updated from time to time. You must complete any required online compliance training for your position within 30 days of your start date or within 30 days after it becomes available. In addition, you understand that within 30 days after it becomes available, you must complete any and all additional training that the Company determines is appropriate for your position during the course of your employment.

These compliance policies do not form part of your contract of employment with the Company. To the extent that there is a conflict between the terms of this Agreement and any such handbook, policies or procedures, then this agreement shall prevail.

10.Recoupment

Notwithstanding anything to the contrary in this Agreement or any equity or other compensation award agreement between the Company and you, you hereby acknowledge and agree that all compensation paid to you by the Company, whether in the form of cash, equity or any other form of property will be subject to any compensation recapture policies established by the Company from time to time, in its sole discretion, in order to comply with the law, rules or other regulatory requirements applicable to the Company or its employees including without limitation any such policy that is intended to comply with (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules and regulations promulgated thereunder and (ii) the Remuneration Code published by the UK Financial Conduct Authority or another applicable regulatory authority.

11.Share Ownership Guidelines

In consideration of and as a condition of your continued employment by the Company under the terms of this letter agreement, among other things, you will be required to acquire and maintain a meaningful ownership interest, in the form of shares or share units, in IHS Markit's common shares. The ownership levels vary by position and are equal to a multiple of your base salary as set forth under IHS Markit's share ownership guidelines as amended or otherwise modified by the HR Committee from time to time. You will receive additional information concerning these share ownership guidelines separately.

12.Data Protection

The Company has a legitimate interest in the monitoring and recording of the Company's or any Affiliated Group company's electronic communications systems for the purpose of ensuring that the Company's rules are being complied with and for legitimate business purposes. The Company reserves the right for authorised individuals or agents instructed by the Company, to access any program or data held on any computer or other electronic device used by you in the course of performing your duties of employment.

You are required to comply at all times with the Company's information security and data protection policies as amended from time to time. In particular, you must carry out your duties in such a way as to ensure that the Company complies with its obligations under applicable data protection legislation as in force from time to time. The Company will collect and process personal data about you in connection with your employment and for operating its business. The Company will process such personal data in accordance with applicable data protection legislation as in force from time to time. Following the termination of your employment, the Company may also hold, process and disclose such personal data for the purposes of providing references and information to future employers, and if necessary, to governmental, quasi•governmental, regulatory bodies and the general business purposes of the Company.

For further information about how the Company processes personal data and your rights in relation to personal data, consult the privacy and data protection policies, which can be accessed from the company intranet. These policies explain what information about personnel the Company will commonly collect and process. It also explains the reasons for the processing, how long the Company typically keeps personal data, your rights regarding your personal data, when the Company may share personal data, and when the Company may transfer it outside the European Economic Area. Any questions about the Company's data protection policies or practices, or your rights regarding your personal data should be referred to the Company's Chief Privacy/Data Protection Officer at privacy@ihsmarkit.com.

13.Outside Interests

So long as you are employed by the Company, you must not, without the written consent of the Company, be in any way, directly or indirectly, employed, engaged or concerned in any business or undertaking where this is likely to be in conflict with the interests of the Company or where this may adversely affect the efficient discharge of your duties.

14.Pension

The Company will comply with its statutory duties under auto-enrolment. In the month following your start date you will be eligible to join the Company's Pension Plan (“Plan”), particulars of which may be obtained from HR. Your membership of the Plan shall be subject to the provisions of the Plan as amended from time to time.

15.Grievance and Disciplinary Policies/Procedures

If you are dissatisfied with any aspect of your employment, then you may initiate a grievance in accordance with the Company' s Grievance Procedure. If the Company is dissatisfied with your performance, conduct, attendance, timekeeping or any other aspect of your employment, then consideration will be given to initiating disciplinary proceedings according to the Company's Disciplinary Policy. The Company may also consider it necessary to suspend you on full pay pending an investigation into any disciplinary allegations.

16.Health & Safety

The Company will take all reasonably practicable steps to ensure your health and safety and welfare while at work. You must familiarise yourself with the Company' s Health & Safety Policy and its safety and fire rules. It is also your legal duty to take care for your own health and safety and that of your colleagues.

17.Miscellaneous

a.Notices. Notices given pursuant to this letter agreement shall be in writing and shall be deemed received when personally delivered, or on the date of written confirmation of receipt by (i) overnight carrier, (ii) facsimile, (iii) registered or certified mail, return receipt requested, postage prepaid, or (iv) such other method of delivery as provides a written confirmation of delivery. Notice to the Company or IHS Limited shall be directed to:

Attn: Sari Granat
Executive Vice President & General Counsel
IHS Markit Ltd.
450 West 33rd Street, Fifth Floor
New York, New York 10001
Facsimile No.: 212-205-7123

Notices to or with respect to you will be directed to you, or in the event of your death, your executors, personal representatives or distributees, at your home address as set forth in the records of the Company, with a copy to your attorney if notified in writing to the company.

b.Assignment of this Letter Agreement. This letter agreement is personal to you and shall not be assignable by you without the prior written consent of the Company. This letter agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns (and, as applicable, to the members of the Affiliated Group). The Contracts (Rights of Third Parties) Act 1999 shall only apply to this agreement in relation to any member of the Affiliated Group. No person other than the parties to this agreement and any member of the Affiliated Group shall have any rights under it and it will not be enforceable by any person other than those parties.

c.The Company may assign this letter agreement, without your consent, to any member of the Affiliated Group or to any other respective successor (whether directly or indirectly, by agreement, purchase, merger, consolidation, operation of law or otherwise) to all, substantially all or a substantial portion of the business and/or assets of the Company, as applicable. If and to the extent that this letter agreement is so assigned, references to the “Company” throughout this letter agreement shall mean the Company as hereinbefore defined and any successor to, or assignee of, its business and/or assets.

d.Merger of Terms. This letter agreement supersedes all prior discussions and agreements between you and the Company or any member of the Affiliated Group with respect to the subject matters covered herein.

e.Indemnification. The Company or another applicable member of the Affiliated Group shall indemnify you to the maximum extent permitted by law and the bylaws applicable to your services as an officer or director of IHS Markit or any member of the Affiliated Group in effect on the date hereof, with respect to the work you have performed for, or at the request of, the Company or any member of the Affiliated Group during the term of this letter agreement.

f.Governing Law; Amendments. This letter agreement shall be governed by and construed in accordance with the laws of England, without reference to principles of conflict of laws. There are no collective agreements applicable to your employment. This letter agreement may not be amended or modified other than by a written agreement executed by you and an authorized employee of IHS Markit.

g.Tax Withholding. The Company may withhold from any amounts payable under this letter agreement, including payment in cash or shares upon the vesting of equity incentive awards, such taxes (including any National Insurance Contributions) as shall be required to be withheld pursuant to any applicable law or regulation.

h.No Right to Continued Service. Nothing in this letter agreement shall confer any right to continue in employment for any period of specific duration or interfere with or otherwise restrict in any way the rights of you or the Company, which rights are hereby expressly reserved by each, to terminate your employment at any time and for any reason, with or without Cause.

i.Choice of Forum. The Company and you each hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the courts of England and Wales in any action or proceeding arising out of or relating to this letter agreement or for recognition or enforcement of any judgment relating thereto.

j.Severability; Captions. In the event that any provision of this letter agreement is determined to be invalid or unenforceable, in whole or in part, the remaining provisions of this letter agreement will be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law. The captions in this letter agreement are not part of the provisions of this letter agreement will have no force or effect.

Please acknowledge your agreement with the terms of this letter agreement by signing and dating the enclosed copy and returning it to me.
Sincerely,

IHS Markit
/s/ Sari Granat
Name: Sari Granat

Title: Executive Vice President, Chief Administrative Officer and General Counsel

IHS Global Limited
/s/ Christopher McLoughlin
Name: Chris McLoughlin

Title: Senior Vice President, Deputy General Counsel

Accepted and Agreed:

/s/ Edouard Tavernier
(Signature)

June 1, 2020
(Date)

Name: Edouard Tavernier

Title: Executive Vice President, Head of Transportation

Exhibit A

Title Executive Vice President, Head of Transportation

Reporting To Chief Executive Officer of the Company

Principal Work Location London, United Kingdom

Annual Base Salary GBP 350,000

Annual Cash Incentive For fiscal year 2020, the annual cash incentive program in which you are eligible to participate shall be the Cash Incentive Plan, as amended or otherwise modified by the HR Committee from time to time.

For fiscal year 2020, your target cash incentive opportunity is 100% of your Annual Base Salary (the “Target Cash Incentive”) and the actual incentive payment may range from 0% - 200% of target, based on IHS Markit's performance and achievement of your individual performance objectives, as determined by the HR Committee.

Hire Date 6th January 2009